Exhibit 10.6
FORM OF AMENDMENT TO
<<2010>> <<2011>> NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This AMENDMENT TO NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Amendment”) is entered into as of April 18, 2012, by and between Celanese Corporation (the “Company”) and <<NAME>> (the “Participant”), and amends that certain Nonqualified Stock Option Award Agreement dated as of <<Original Date>> (the “Agreement”), by and between the Company and the Participant.

WHEREAS, the Company and the Participant desire to amend certain provisions of the Agreement to implement the Company’s retirement policy for equity awards.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Effects of Certain Events Prior to Vesting. Section 5 of the Agreement is hereby amended to implement retirement provisions and is therefore amended and restated to read in its entirety as follows:

5. Effects of Certain Events:
(a)Upon the termination of the Participant’s employment by Company without Cause or due to the Participant’s death or Disability, a prorated portion of the unvested portion of the Option will vest upon such termination in an amount equal to (i) the unvested Option in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause or due to the Participant’s death or Disability, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. The Participant (or the Participant's estate, beneficiary or legal representative) may exercise the vested portion of the Option until the earlier of (1) the twelve-month anniversary of the date of such termination of employment without Cause or due to the Participant’s death or Disability or (2) the Expiration Date. The remaining unvested portion of the Option shall be forfeited and cancelled without consideration.
(b)Upon the voluntary termination of the Participant’s employment with the Company upon Retirement, a prorated portion of the unvested portion of the Option will vest on the normal vesting dates in an amount equal to (i) the unvested Option in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of Retirement, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. As a condition to the vesting provisions of this subsection, the Participant shall enter into a separation agreement with the Company upon Retirement that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company. Any outstanding Net Profit Shares as of Retirement (and any Net Profit Shares created by reason of an exercise after Retirement) will continue to be subject to the holding period requirement of Section 4 until the applicable Restrictions Lapse Date. The

Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the vested portion of the Option until the Expiration Date. The remaining portion of the Option shall be forfeited and cancelled without consideration.
(c)Upon the termination of a Participant’s employment with the Company by reason of the Participant’s voluntary resignation (other than Retirement), (i) the unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment, (ii) the Participant may exercise the vested portion of the Option until the earlier of (1) ninety (90) days following the date of such termination of employment and (2) the Expiration Date, and (iii) any outstanding Net Profit Shares will continue to be subject to the holding period requirement until the Restrictions Lapse Date.
(d)Upon the termination of a Participant’s employment with the Company for “Cause”, (i) the vested and unvested portion of the Option shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment, and (ii) any Net Profit Shares held by the Participant on the date of termination that have not yet become transferable in accordance with Section 4 above shall be immediately forfeited. In that case, (1) the Participant’s right to vote and to receive dividends on, and all other rights, title or interest in, or with respect to, such forfeited Net Profit Shares shall automatically, without further act, terminate, and (2) such forfeited Net Profit Shares shall be returned to the Company. The Participant hereby irrevocably appoints (which appointment is coupled with an interest) the Company as the Participant’s agent and attorney-in-fact to take any necessary or appropriate action to cause any forfeited Net Profit Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in the Participant’s name and on the Participant’s behalf. The Participant hereby ratifies and approves all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, the Participant expressly acknowledges and agrees that any transfer agent for such forfeited Net Profit Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, in the documents, instruments, endorsements, instructions, orders or communications from the Company in connection with such forfeited Net Profit Shares or any transfer thereof, and that any such transfer agent is a third-party beneficiary of this Agreement.
2. Definitions. Section 22 is hereby amended to add a definition of Retirement as follows:
(e)    “Retirement” of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both 55 years of age and has ten years of service with the Company.
3. No Other Amendments. Except as expressly provided in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

PARTICIPANT:	Celanese Corporation:

By: _________________________________	By: _________________________________
<<NAME>>	Mark C. Rohr
Executive ID: <<Personnel Number>>	Chairman and Chief Executive Officer

Date: ________________________________

Schedule of Executive Officers

Douglas M. Madden
Gjon N. Nivica, Jr.
Mark W. Oberle
Steven M. Sterin
Jay C. Townsend
Jacquelyn H. Wolf

4